FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                  REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  BioTime, Inc.
             (Exact name of registrant as specified in its charter)

                                   California
                    (State of incorporation or organization)

                                   94-3127919
                      (I.R.S. Employer Identification No.)

935 Pardee Street, Berkeley, California                            94710
(Address of Principal executive offices)                         (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


     Title of each class                 Name of each exchange on which
     to be so registered                 each class is to be registered
     ___________________                 ______________________________

            None


Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Share Subscription Rights
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

Common Share Subscription Rights

     The Common Share Subscription Rights ("Rights") entitle the holders thereof to subscribe for and purchase up to an aggregate of 283,109 common shares, no par value ("Common Shares") of the BioTime, Inc. (the "Company"). Holders of Rights will be entitled to subscribe for and purchase from the Company one new Common Share for every ten Rights held (the "Primary Subscription"). The Rights may be exercised at any time during the Subscription Period, which commences on January 10, 1997 and ends at 5:00 p.m. New York time on February 4, 1997 (the "Expiration Date"). The subscription price per Common Share (the "Subscription Price") will be $20.00.

         Shareholders, including beneficial owners of shares held in the name of Cede & Co. as nominee for The Depositary Trust Company or in the name of any other depositary or


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nominee,  as of the close of business on December 27, 1996 (the  "Record  Date")
who fully exercise their Rights will be entitled to the additional privilege subscribing for and purchasing, subject to certain limitations and subject to allocation, any Common Shares not acquired by other holders of Rights through the exercise of such Rights.

Item 2.  Exhibits.

1. A copy of the certificate for the security being registered is included as Exhibit 4(e) to Amendment No. 1 to Registrant's Registration Statement on Form S-3, No. 333- 17321, filed with the Commission on January 10, 1997, which exhibit is incorporated herein by reference.

2. Articles of Incorporation, as amended, are included as Exhibit 3(a) to Registrant's Registration Statement on Form S-1, No. 33-44549, filed with the Commission on December 18, 1991, and Amendment No. 1 and Amendment No. 2 thereto filed with the Securities and Exchange Commission on February 6, 1992 and March 7, 1992, respectively, which exhibit is incorporated herein by reference.

3. Bylaws, as amended, are included as Exhibit 3(c) to Registrant's Registration Statement on Form S-1, No. 33-48717 and Post-Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission on June 22, 1992 and August 27, 1992, respectively, which exhibit is incorporated herein by reference.


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:  January 9, 1997                            BioTime, Inc.



                                            By:   s/Paul Segall
                                                  ______________________
                                                  Paul Segall, President



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